Staley, Okada & Partners
CHARTERED ACCOUNTANTS

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

October 6, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs/Mesdames:

RE: Lid Hair Studios International, Inc.

We have read the statements about our firm included under Item 4 in the Form 8-K dated October 6, 2006 of Lid Hair Studios International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 and 2. We have no basis to agree or disagree with the statements in paragraph 3.

Yours truly,

Staley Okada & Partners

STALEY, OKADA & PARTNERS

Chartered Accountants

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